Exhibit 4.7

AMENDMENT TO

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS AMENDMENT TO CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Amendment”) is made as of January 29, 2013, by and among GeNO LLC, a Delaware limited liability company (the “Company”), and the Purchasers named on the Schedule of Purchasers attached to the Convertible Note Purchase Agreement dated November 2, 2012 by and among the Company and the Purchasers, as amended (the “Convertible Note Purchase Agreement”).

WHEREAS, the Company and the Purchasers desire to amend the Convertible Note Purchase Agreement,

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Section 2.1(a) of the Convertible Note Purchase Agreement is hereby amended by deleting the phrase “upon conversion of the Purchaser’s Outstanding Loan Amount into Conversion Shares” in the fourth sentence thereof.

2. All terms of the Convertible Note Purchase Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to Convertible Note Purchase Agreement as of the date first above written.

GENO LLC

By:	/s/ David H. Fine
David H. Fine Chief Executive Officer

PURCHASERS: